                                                                Exhibit 26(e)(3)

POLICY CHANGE APPLICATION PART 3 (UNDERWRITING)
AGREEMENTS AND AUTHORIZATION

INDIVIDUAL LIFE INSURANCE

MINNESOTA LIFE INSURANCE COMPANY - A Securian Company
Life New Business . 400 Robert Street North . St. Paul, Minnesota 55101-2098    [SECURIAN LOGO]

Proposed insured name (last, first, middle)


AGREEMENT: I have read, or had read to me the statements and answers recorded on my application. They are given to obtain this insurance and are, to the best of my knowledge and belief, true and complete and correctly recorded. I will notify the company of any changes in the statements or answers given in the application between the time of application and delivery of the policy. I understand that any false statement or misrepresentation on this application may result in loss of coverage under this policy subject to the incontestability provision. I agree that they will become part of this application and any policy issued on it. The policy adjustment applied for will not take effect unless the policy adjustment is issued and delivered and the full first premium is paid while the answers, to the best of my knowledge and belief as stated in this application remain true and complete. The only exception to this is provided in the Life Receipt and Temporary Insurance Agreement issued if the premium is paid in advance.

VARIABLE LIFE: I understand that the amount or the duration of the death benefit (or both) of the policy adjustment applied for may increase or decrease depending on the investment results of the sub-accounts of the separate account. I understand that the actual cash value of the policy applied for is not guaranteed and increases or decreases depending on the investment results. There is no minimum actual cash value for the policy values invested in these sub-accounts.

PERSONAL INFORMATION AUTHORIZATION: I authorize Minnesota Life to share any information provided in this application with any physician, medical practitioner, hospital, clinic or other health care provider, pharmacy, pharmacy benefits manager, insurance or reinsuring company, consumer reporting agency, the MIB, Inc., or any other data aggregator (collectively the "Sources") which has any records or knowledge of my credit worthiness, credit standing, credit capacity, character, general reputation, personal characteristics, mode of living, purchase history, drug prescriptions, driving records, or physical or mental health ("collectively, "Personal Information"), and/or the Personal Information of each minor child listed as the proposed insured. This shall include ALL INFORMATION as to any medical history, consultations, diagnoses, prognoses, prescriptions or treatments and tests, including information regarding alcohol or drug abuse and AIDS or AIDS-related conditions. To facilitate rapid submission of such information, I authorize all the Sources to give such records or knowledge to Minnesota Life Insurance Company or with the exception of MIB, Inc., to any agency employed by Minnesota Life Insurance Company to collect and transmit such information.

I understand the Personal Information is to be used for determining eligibility for insurance and it may be used for determining eligibility for benefits, or for the purpose of performing actuarial or internal business studies, research, analytics and other analysis. I understand the Personal Information may be made available to Underwriting, Claims, Actuarial, and support staff, licensed representatives, and firms of Minnesota Life Insurance Company. I authorize Minnesota Life Insurance Company or its reinsurers to release any such Personal Information to reinsuring companies, the MIB, Inc., or other persons or organizations performing business or legal services in connection with my application, claim or as may be otherwise lawfully required or as I may further authorize. I authorize Minnesota Life Insurance Company, or its reinsurers, to make a brief report of my personal, or if applicable, my protected health information to MIB, Inc. I understand that information used or disclosed under this authorization may be re-disclosed by the recipient and may no longer be protected by federal or state law.

I agree this authorization shall be valid for 24 months from the date it is signed. The 24-month time limit complies with the time limit, if any, permitted by applicable law in the state where the policy is delivered or issued for delivery. I may revoke this authorization at any time by sending a written request addressed to Individual Underwriting department, Minnesota Life Insurance Company, 400 Robert Street North, St. Paul, MN 55101-2098. I understand that a revocation is not effective to the extent that any action has been taken in reliance on this authorization.

I understand that I, or my legal representative, have the right to request and receive a copy of this Authorization and that a photocopy shall be as valid as the original. I understand that no sales representative has the company's authorization, to accept risk, pass on insurability or make, or void, waive or change any conditions or provisions of the application, policy or receipt, as applicable.

I acknowledge that I have been given the Securian Privacy Notice. I understand that a copy of this entire application, including Part 2, will be attached to the policy and delivered to the policyowner.

ICC17-59534                                                               1 of 2

USA PATRIOT ACT NOTIFICATION: The USA Patriot Act requires that Minnesota Life Insurance Company establish an Anti- Money Laundering (AML) Program, notify customers that we must verify the identity of the owner(s) of our contracts and collect information sufficient to verify identity. Failure to provide us identification information may result in the delay of insurance coverage and may result in a decision not to accept your business.

FRAUD WARNING: Any person who knowingly presents a false statement in an application for insurance may be guilty of a criminal offense and subject to penalties under state law.

Insured signature                              Insured name (please print)

X
Date                 City                                                 State

Owner signature if other than proposed         Owner name (please print)
insured (give title if signed on behalf
of a business or trust)

X

Date                 City                                                 State

Owner signature if other than proposed         Owner name (please print)
insured (give title if signed on behalf
of a business or trust)

X

Date                 City                                                 State

Assignee signature (give title if signed       Authorized signors name
on behalf of a business or trust)              (please print)

X

Date                 City                                                 State

Irrevocable beneficiary signature if other     Irrevocable beneficiary name
than proposed insured (give title if           (please print)
signed on behalf of a business or trust)

X

Date                 City                                                 State

Parent/conservator/guardian for juvenile       Parent/conservator/guardian name
applications signature                         (please print)

X

Date                 City                                                 State

IS REPLACEMENT OF EXISTING LIFE INSURANCE OR ANNUITY INVOLVED IN [ ] YES [ ] NO THIS APPLICATION?

I believe that the information provided by the owner and proposed insured is true and accurate. I certify I have accurately recorded all information given by the owner and proposed insured(s).

Licensed representative               Licensed representative              Date
      signature                         name (please print)

X

ICC17-59534                                                               2 of 2